UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 3, 2007
MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 231-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
Under the terms of its Management Services Agreement with its Manager, Macquarie Infrastructure Company LLC (the “Company”) has incurred an obligation for payment of a performance fee of $43.0 million. The performance fee is payable to its Manager, Macquarie Infrastructure Management (USA) Inc., for the quarter ended June 30, 2007.
MIC’s Manager is eligible to earn a quarterly performance fee if the MIC Accumulation Index, a measure of total return to shareholders, is positive and outperforms its benchmark, currently the MSCI U.S. Utilities Index. The performance fee is 20% of the outperformance of the Accumulation Index relative to the benchmark. A fee is payable only to the extent that the outperformance is in excess of any prior accumulated deficit.
For the quarter ended June 30, 2007 the MIC Accumulation Index outperformed its utilities-based benchmark by 15.0% or approximately $215.0 million.
MIC’s Manager has elected to receive the performance fee in additional limited liability company interests (“shares”) of the Company. The number of additional shares to be issued will be calculated based on the volume-weighted average price of MIC’s outstanding shares during a 15 day trading period that will begin during the first week of September, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC
Date: July 5, 2007	By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer